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                                                                                                       -------------------------
 FORM 4                                                                                                      OMB APPROVAL
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response....0.5
                                                                                                       -------------------------
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer
                                       |                                                   |         (Check all applicable)
 Sachs        Marlene                  | Success Bancshares, Inc.   (SXNB)                 |     _____ Director   _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
C/O SUCCESS BANCSHARES, INC.           |     Security Number     |     Month/Year          |                   (1)
ONE MARRIOTT DRIVE                     |     of Reporting        |         9/98            |           ---------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |                         |7. Individual or Joint/Group Filing
                                       |                         |                         |   (Check Applicable Line)
                                       |                         |  5. If Amendment,       | _X_ Form filed by One Reporting Person
                                       |                         |     Date of Original    | ___ Form filed by More than One
Lincolnshire,     IL             60069 |                         |     (Month/Year)        |     Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   -ship | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |               |       |       |        |      |          |    4,030    |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
  (1) Secretary of the Company, Vice President and Secretary to the Board of Directors of Success National Bank.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)
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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable|Date    |        | Shares    |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |Common  |           |
Stock Option            |  $13.875    | 9/23/98  |   A   | V  |  7,500 |  N/A    |  (2)  |9/23/08 | Stock  |  7,500    |    N/A
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
                  |                        |
------------------|------------------------|------------------------------
   10,000         |        D               |       N/A
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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                  |                        |
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                  |                        |
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                  |                        |
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Explanation of Responses:
  (2) 1,875 shares vest on each of the first four anniversaries of the date of grant.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Marlene Sachs    November 5, 1998
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -------------------  ------------------
                                                                                             **Signature of              Date
                                                                                               Reporting Person

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (7/96)
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